Exhibit 99.1

CreXus Investment Corp. Reports GAAP EPS for the 3rd Quarter 2011 of $0.52 as Compared to $0.18 for the 3rd Quarter 2010

NEW YORK--(BUSINESS WIRE)--November 7, 2011--CreXus Investment Corp. (NYSE: CXS), today reported GAAP net income for the quarter ended September 30, 2011 of $39.9 million or $0.52 per average share, as compared to $3.2 million or $0.18 per average share for the quarter ended September 30, 2010 and $22.1 million or $0.29 per average share for the quarter ended June 30, 2011.

The Company declared common stock dividends for the quarter ended September 30, 2011, of $0.30 per share as compared to a dividend of $0.17 per share for the quarter ended September 30, 2010 and $0.25 per share for the quarter ended June 30, 2011. The Company distributes dividends based on its current estimate of taxable earnings per common share, not GAAP earnings. Taxable and GAAP earnings will typically differ due to items such as differences in premium amortization and discount accretion, non-taxable unrealized and realized gains and losses, credit loss recognition, and non-deductible general and administrative expenses. The annualized dividend yield on the Company’s common stock for the quarter ended September 30, 2011, based on the September 30, 2011 closing price of $8.88, was 13.51%.

On a GAAP basis the Company provided an annualized return on average equity of 17.61% for the quarter ended September 30, 2011, as compared to 4.82% for the quarter ended September 30, 2010 and 10.04% for the quarter ended June 30, 2011.

Kevin Riordan, Chief Executive Officer and President of CreXus, commented on the quarter’s results. “The third quarter of 2011 was a productive period for CreXus. As previously disclosed, we made significant progress in transitioning near-term maturity low coupon assets into longer-duration higher yielding assets through refinancings and payoffs, with a combination of existing borrowers and new investments. We continue to build a portfolio that can deliver sustainable strong cash flow. Importantly, the broad origination platform we have built provides us with investment opportunities across the complete spectrum of commercial real estate.”

At September 30, 2011, the weighted average yield on interest earning assets was 16.80%. At September 30, 2010, the weighted average yield on interest earning assets was 7.42% and the weighted average cost of funds on secured financing agreements was 3.60%. At June 30, 2011, the weighted average yield on interest earning assets was 4.72% and the weighted average cost of funds on repurchase agreements was 0.20%. The Company had no leverage at September 30, 2011, compared to leverage of 0.6:1 and 0.1:1 at September 30, 2010 and June 30, 2011, respectively.

The following table summarizes investment portfolio information for the Company:

	Quarter ended	Quarter ended
	September 30,	September 30,	Quarter ended
	2011	2010	June 30, 2011
	(dollars in thousands)
Investment portfolio at period-end	$894,926	$394,515	$928,860
Interest bearing liabilities at period-end	-	173,060	46,550
Leverage at period-end (Debt:Equity)	-	0.6:1	0.1:1
Fixed-rate investments as percentage of portfolio	50%	94%	38%
Adjustable-rate investments as percentage of portfolio	50%	6%	62%
Fixed-rate investments
Agency mortgage-backed securities (MBS) as
percentage of fixed-rate assets	38%	-	49%
Commercial mortgage-backed securities as percentage
of fixed-rate assets	-	58%	-
Commercial mortgage loans as percentage of fixed-rate assets	58%	36%	46%
Commercial preferred equity as percentage of fixed-rate assets	4%	6%	5%
Adjustable-rate investments
Commercial mortgage loans as percentage of adjustable-rate assets	100%	100%	100%
Weighted average yield on interest earning assets at period-end	16.80%	7.42%	4.72%
Weighted average cost of funds at period-end	-	3.60%	0.20%

The following table summarizes characteristics for each asset class:

	Quarter ended			Quarter ended			Quarter ended
	September 30, 2011			September 30, 2010			June 30, 2011
	Commercial	Preferred	Agency	Commercial	Preferred		Commercial	Preferred	Agency
	Loans	Equity	MBS	Loans	Equity	CMBS	Loans	Equity	MBS
Weighted average cost basis	$ 85.6	$ 93.8	$ 104.7	$ 94.8	$ 93.4	$ 101.4	$ 82.1	$ 93.4	$ 104.8
Weighted average fair value	$ 85.6	$ 93.8	$ 107.1	$ 94.9	$ 93.3	$ 108.2	$ 82.1	$ 93.5	$ 106.2
Weighted average coupon	5.40%	10.09%	4.77%	8.58%	10.09%	5.40%	3.96%	10.09%	4.78%
Fixed-rate percentage of asset class	37%	100%	100%	100%	100%	100%	22%	100%	100%
Adjustable-rate percentage of asset class	63%	-	-	-	-	-	78%	-	-
Weighted average yield on assets at period-end	19.97%	17.28%	3.39%	10.23%	9.88%	5.13%	4.70%	10.88%	4.12%
Weighted average cost of funds at period-end	-	-	-	-	-	3.60%	-	-	0.20%

At September 30, 2011, the Company’s commercial mortgage loan and preferred equity portfolio had two loans relating to one group of underlying properties that were 30 days or more delinquent. At September 30, 2010 and June 30, 2011, the Company’s commercial mortgage loan and preferred equity portfolio had no investments that were 30 days or more delinquent. During the quarters ending September 30, 2011 and June 30, 2011, the Company did not record any additional general loan loss provision as compared to loan loss provisions of $63,000 for the quarter ending September 30, 2010. The accretion of discount on our loan and preferred equity portfolio, which is a component of interest income, for the quarters ending September 30, 2011, September 30, 2010 and June 30, 2011 was $30.9 million, $105 thousand and $438 thousand, respectively. The total net discount remaining at September 30, 2011 was $114.3 million, which includes an estimated $35.8 million of unaccretable discount, which is the difference between estimated recovery value and par, as compared to $9.3 million and $153.2 million at September 30, 2010 and June 30, 2011, respectively. The majority of the accretion was realized from successful resolution of several loans. The remainder is GAAP recognition of accretion over the life of the loans to their expected accretable value.

The Company’s Agency residential mortgage-backed (“RMBS”) security portfolio had a Constant Prepayment Rate of 16% for the quarter ended September 30, 2011 compared to 7% for the quarter ended June 30, 2011. The weighted average amortized cost basis of the Agency RMBS was 104.7% as of September 30, 2011 compared to 104.8% for the quarter ended June 30, 2011. The amortization of premiums on Agency RMBS for the quarters ending September 30, 2011 and June 30, 2011 was $624,000 and $194,000, respectively. The total net premium remaining unamortized at September 30, 2011 was $8.8 million as compared to a total net premium remaining unamortized of $9.4 million at June 30, 2011. The Company did not own Agency RMBS during quarter the ended September 30, 2010.

Annualized general and administrative expenses, including the management fee, as a percentage of average total equity were 1.86%, 1.29% and 1.80% for the quarters ending September 30, 2011, September 30, 2010, June 30, 2011, respectively. At September 30, 2011, the Company had a common stock book value per share of $11.96 as compared to $14.99 and $11.72 at September 30, 2010 and June 30, 2011, respectively.

CreXus acquires, manages and finances, directly or through its subsidiaries, commercial mortgage loans and other commercial real estate debt, commercial mortgage-backed securities and other commercial and residential real estate-related assets. The Company’s principal business objective is to generate net income for distribution to investors from the spread between the yields on its investments and the cost of borrowing to finance their acquisition and secondarily to provide capital appreciation. The Company, a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”), is externally managed by Fixed Income Discount Advisory Company.

The Company will hold the third quarter 2011 earnings conference call on Tuesday, November 8, 2011, at 11:00 a.m. EST. The number to call is 1-877-317-6789 for domestic calls, 1-412-317-6789 for international calls and 1-866-605-3852 for Canadian calls. There is no pass code, please reference CreXus Investment Corp third quarter earnings. The replay number is 1-877-344-7529 for domestic calls and 1-412-317-0088 for international calls and the conference number is 10005699. The replay will be available at 1:00 p.m. EST through November 10, 2011 at 9:00 a.m. EST. There will be a web cast of the call on www.crexusinvestment.com. If you would like to be added to the e-mail distribution list, please visit www.crexusinvestment.com, click on Investor Relations, then E-Mail Alerts, enter your e-mail address where indicated and click the Submit button.

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “would,” “will” or similar expressions, or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, our business and strategy; our projected financial and operating results; our ability to obtain and maintain financing arrangements and the terms of such arrangements; general volatility of the markets in which we acquire assets; the implementation, timing and impact of, and changes to, various government programs; our expected assets; changes in the value of our assets; interest rate mismatches between our assets and our borrowings used to fund such purchases; changes in interest rates and mortgage prepayment rates; effects of interest rate caps on our adjustable-rate assets; rates of default or decreased recovery rates on our assets; prepayments of the mortgage and other loans underlying our mortgage-backed or other asset-backed securities; the degree to which our hedging strategies may or may not protect us from interest rate volatility; changes in governmental regulations, tax law and rates, accounting guidance, and similar matters; availability of opportunities in real estate-related and other securities; availability of qualified personnel; estimates relating to our ability to make distributions to our stockholders in the future; our understanding of our competition; market trends in our industry, interest rates, the debt securities markets or the general economy; our ability to integrate and manage newly acquired assets into our portfolio; our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended; and our ability to maintain our qualification as a REIT for federal income tax purposes. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our most recent annual report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim all obligations, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CREXUS INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except share and per share data)

	September 30,		March 31,		September 30,
	2011	June 30, 2011	2011	December 31,	2010
Assets:	(unaudited)	(unaudited)	(unaudited)	2010 (1)	(unaudited)
Cash and cash equivalents	$47,233	$37,130	$30,579	$31,019	$53,475
Commercial mortgage-backed securities, at fair value	-	-	224,427	224,112	228,509
Agency mortgage-backed securities, at fair value	200,335	210,031	210,434	-	-
Commercial mortgage loans, mezzanine loans and
subordinated loans, net of allowance
for loan losses ($331, $331, $331, $224 and $106)	673,309	697,617	167,497	167,671	144,811
Preferred equity, net allowance for loan
losses ($38, $38, $38, $18, and $9)	21,282	21,212	21,212	21,198	21,195
Accrued interest receivable	3,861	3,500	3,310	2,774	2,385
Receivable from related party, follow-on offering	-	-	57,500	-	-
Receivable from follow-on offering	-	-	543,375	-	-
Other assets	975	401	558	1,661	829
Total assets	$946,995	$969,891	$1,258,892	$448,435	$451,204

Liabilities:
Secured financing agreements	$-	$-	$172,470	$172,837	$173,060
Repurchase agreements	-	46,550	-	-	-
Accrued interest payable	-	19	311	290	273
Accounts payable for investment purchases	-	-	210,809	-	-
Accounts payable and other liabilities	4,038	2,838	4,653	2,637	2,780
Dividends payable	22,986	19,155	4,168	3,986	3,080
Investment management fees payable to affiliate	3,373	3,345	680	650	356
Total liabilities	30,397	71,907	393,091	180,400	179,549

Stockholders' Equity:
Common stock, par value $0.01 per share, 1,000,000,000
authorized, 76,620,112, 76,620,112, 73,120,112, 18,120,112,
and 18,120,112 shares issued and outstanding	766	766	731	181	181
Additional paid-in-capital	890,757	890,741	853,196	257,014	257,006
Accumulated other comprehensive income	4,397	2,748	11,116	10,475	14,568
Accumulated earnings (deficit)	20,678	3,729	758	365	(100)
Total stockholders' equity	916,598	897,984	865,801	268,035	271,655
Total liabilities and stockholders' equity	$946,995	$969,891	$1,258,892	$448,435	$451,204

(1) Derived from the audited consolidated statements of financial condition at December 31, 2010.

CREXUS INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(dollars in thousands, except share and per share data)

	For the		For the		For the
	Quarter	For the	Quarter	For the	Quarter
	ended	Quarter	ended	Quarter	ended
	September	ended June	March 31,	ended	September
	30, 2011	30, 2011	2011	December	30, 2010
	(unaudited)	(unaudited)	(unaudited)	31, 2010 (1)	(unaudited)

Net interest income:
Interest income	$43,961	$12,901	$7,381	$7,289	$5,708
Interest expense	21	742	1,532	1,569	1,569
Net interest income	43,940	12,159	5,849	5,720	4,139

Realized gains on sales of investments	-	13,925	-	-	-

Miscellaneous fee income	217	-	-	-	-

Other expenses:
Provision for loan losses	-	-	127	127	63
Management fee	3,373	3,345	680	650	356
General and administrative expenses	848	614	480	492	505
Total other expenses	4,221	3,959	1,287	1,269	924

Net income before income tax	39,936	22,125	4,562	4,451	3,215
Income tax	-	-	1	-	-
Net income	$39,936	$22,125	$4,561	$4,451	$3,215

Net income per share-basic
and diluted	$0.52	$0.29	$0.23	$0.25	$0.18
Weighted average number of shares
outstanding-
basic and diluted	76,620,112	76,466,266	19,953,445	18,120,112	18,120,112

Comprehensive income:
Net income	$39,936	$22,125	$4,561	$4,451	$3,215
Other comprehensive income:
Unrealized gain (loss) on securities
available-for-sale	1,649	5,557	641	(4,093)	9,364
Reclassification adjustment for realized
gains included in net income	-	(13,925)	-	-	-

Total other comprehensive income (loss)	1,649	(8,368)	641	(4,093)	9,364
Comprehensive income	$41,585	$13,757	$5,202	$358	$12,579

(1) Derived from the audited consolidated statements of operations and comprehensive income as of December 31, 2010.

CONTACT:
CreXus Investment Corp.
Investor Relations, 1-877-291-3453
www.crexusinvestment.com